EXHIBIT 5.1

March 30, 2005

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523

Re:	BioScrip, Inc. — Registration Statement on Form S-8

Ladies and Gentlemen:

     As an executive vice president and the secretary and general counsel of BioScrip, Inc., a Delaware corporation (the “Company”), I have participated in the preparation by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of an additional 2,000,000 shares (collectively, the “Shares”) of the Company’s Common Stock, par value $.0001 per share (“Common Stock”), that may be issued pursuant to the BioScrip, Inc. 2001 Incentive Stock Plan (the “2001 Incentive Stock Plan”).

     As general counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

     For purposes of the opinion set forth in clause (ii) below, I have assumed that the Shares that may be issued under the 2001 Incentive Stock Plan will continue to be duly authorized on the dates of such issuance.

     I am authorized to practice law in the states of New York and Connecticut. The opinions expressed herein are limited in all respects to the corporate law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

     (i) the Shares have been duly authorized; and

     (ii) when issued in accordance with the provisions of the 2001 Incentive Stock Plan, the Shares will be validly issued, fully paid and non-assessable.

     This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur that could affect the opinions contained herein. This opinion is being rendered solely for the benefit of BioScrip, Inc. in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

     I am an officer and director of each subsidiary of the Company. I own an aggregate of 63,600 shares of common stock of the Company and options to purchase 220,666 shares of common stock of the Company.

     I consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ Barry A. Posner

Barry A. Posner General Counsel